July 16th, 2008

VIA MAIL/EMAIL
 National Automation Services Inc.
Jonathan Woods, CFO
cc: Robert Chance, CEO
2053 Pabco, Henderson, NV 89011

Re:      Independent Board Advisory on Capital Formation and Acquisition Strategies

Dear Jonathan,

This letter agreement confirms our understanding of the engagement of Gianpiero (JP) Balestrieri and any of his designees or assignees (“Advisor”) by National Automation Services Inc. and/or any of its subsidiaries, assignees, designees, directors, employees and/or affiliates (hereinafter referred to as the “Company”) as the exclusive independent financial board advisor to the Company, its directors, other advisors and the Company’s board in connection with Its desire to formulate a capital formation and acquisition strategy; originate and close on short and long term financing requirement and timely execute upon its acquisition strategy (the “Services”).

TARGETED FINANCING AND ACQUISITION ADVISORY

1.

The initial objective is for Advisor to work with the Company to close on financing in order to refinance its current outstanding debt obligations and to fund acquisitions, working capital and any other financing requirements of the Company is currently in the process of closing as of the date hereof. Secondly, Advisor and Company will continue to acquire target companies and execute its capital formation initiatives on an ongoing basis for the longer term. Ultimately, the Advisor and the Company will plan an exit strategy for the Company via a sell side process as determined and approved at the appropriate time by the Company’s board of directors.

2.	ADVISOR and Company’s leadership team will develop a set of comprehensive target requirements and uses of proceeds for funding initiatives, both short term and long term.

3.	ADVISOR will develop a list of target sources of funds to approach on behalf of the Company.

4.

ADVISOR will advise Company on the proper documentation necessary to approach targets and to obtain financing on behalf of the COMPANY. This documentation will include: the Company information memorandum; a management presentation and related financial model, among other collateral information the Company might have in the ordinary course of business.

5.

ADVISOR contacts all targets in a confidential manner, executes NDAs with interested parties, distributes documentation, conducts all follow up to qualify targets, arranges and leads on management presentations and meetings, and attends all necessary meetings.

6.	ADVISOR assists in drafting and negotiating the terms of any Letters of Intent (LOI).

7.	ADVISOR provides guidance to COMPANY during the transaction process and assists in managing the services provided by COMPANY counsel.

8.	ADVISOR manages the deal between all parties post-LOI through definitive agreements and to closing.

COMPENSATION

In connection with providing the Company with the Services, Advisor will be compensated by the Company as follows:

(a)	Upon execution of this letter agreement, the Company will promptly pay to ADVISOR an engagement fee of $25,000.

(b)

Upon execution of this letter agreement, the Company will promptly pay Advisor a signing bonus in the form of five hundred thousand (500,000) unrestricted common stock shares of the Company. The shares may be divested pursuant to a “Leak Out” clause calculated by the lesser of: a trailing thirty (30) day average trading volume; or 50,000 common stock shares per week over the course of the depletion of the total compensation received.

(c)	The Company will commence paying a monthly retainer of $10,000 as of twelve (12) weeks from the date hereof.

(d)

ADVISOR will receive a success fee on all funds raised by ADVISOR at the time of closing of commitments. As used in this agreement proposal, “Transaction Value” means the total amount of committed capital or acquisition value in cash and/or in kind. At the closing of each acquisition or financing Transaction, the Company agrees and covenants to pay Advisor a success fee (the “Fee”), in cash equal to 6% of the of the total Transaction Value.

(e)	The Company also agrees to reimburse ADVISOR promptly on a monthly basis for all of its reasonable out-of-pocket expenses, pre-approved travel, in connection with the performance of the Services.

Term This engagement will commence on the date of this letter agreement and continue for an initial period of twelve (12) months, which period shall be automatically extended for successive thirty (30) day periods unless either party provides written notice to the other of its intent not to extend the period. Either party may terminate the engagement (with or without cause) at any time by providing at least thirty (30) days prior written notice of the termination. Further, in the event any Transaction is consummated, or a letter of intent therefore is entered into, within a period of twenty-four (24) months subsequent to the termination of this letter agreement with any party introduced by Advisor to the Company, the Company shall pay to Advisor the Fee (as described above) at the closing of the Transaction(s).

Use of Information The Company will furnish (or will cause others to furnish) to Advisor such information as Advisor requests for purposes of performing the Services (the “Information”). The Company hereby agrees and represents that all Information furnished to Advisor will be accurate and complete in all material respects at the time provided, and that, if the Company is aware of any Information becoming materially inaccurate, incomplete or misleading during the engagement hereunder, the Company will promptly advise Advisor. The Company recognizes and confirms that Advisor assumes no responsibility for the accuracy and completeness of the Information and all information received from the potential purchasers, and will be using and relying on all such information (as well as information available from generally recognized public sources) without assuming responsibility for independent verification or independent evaluation thereof.

Confidentiality . The Company further acknowledges that any service, information or advice provided by Advisor to the Company in connection with this engagement is for the confidential use of senior management of the Company and may not be disclosed or referred to publicly or to any third party, without our prior written consent, which consent will not be unreasonably withheld. Advisor will treat confidentially any material non-public information relating to the Company provided by the Company to Advisor during this engagement, except as (a) required in order to perform Services hereunder, including disclosing such information to its officers, employees, agents and other representatives as necessary, (b) such information becomes publicly available other than by disclosure by Advisor in violation of the terms hereof or (c) otherwise required by law or judicial or regulatory process. All records, files, financial statements, client and customer lists, brochures, documents and the like relating to the Company or the business of the Company which shall come into Advisor’ possession shall remain and be deemed to the sole property of the Company and Advisor shall promptly return same upon the Company’s request.

Limitation of Liability. The Company agrees that Advisor will not be liable to the Company for any claims, losses, damages, liabilities, costs or expenses related to the engagement, except to the extent finally judicial determined to have resulted from the gross negligence or willful misconduct of Advisor, and then only to the extent of any compensation paid to Advisor by the Company hereunder. In no event will Advisor be liable for consequential, special, indirect, incidental, punitive or exemplary losses, damages or expenses.

Indemnification. The Company agrees to indemnify and hold harmless Advisor, its affiliates and their respective control persons, directors, officers, employees and agents (“‘Indemnified Parties”) to the fullest legal extent against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel) in connection with any pending or threatened claim, litigation or other proceeding, arising out of or related to any actual or proposed Transaction or Advisor’s engagement hereunder; provided , however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that is found in a final judicial determination to constitute willful misconduct or gross negligence on the part of Advisor. In case any proceeding shall be instituted involving any Indemnified Party, the Company, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such proceeding and shall pay as incurred the fees and expenses of such counsel related to such proceeding.

Miscellaneous. This letter agreement will be governed by and construed in accordance with the applicable substantive laws of the State of New York. This letter agreement will be governed by and construed in accordance with procedural laws/rules of the American Arbitration Association (“AAA Arbitration”) in the case of any disputes between the parties herein. The Company hereby irrevocably consents to personal jurisdiction and venue of AAA arbitration for the purposes of any claim, action or other proceeding arising out of this letter agreement which is brought by or against the Company, and hereby agrees that all claims, action or proceeding shall be heard and determined by AAA arbitration.

The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice. In the event of consummation of any Transaction, Advisor shall have the right to disclose its participation in such Transaction in its firm marketing material, provided that such marketing material shall not disclose the value of the Transaction without the consent of the Company or fund.

This letter agreement may not be amended or modified except in writing signed by the Company and Advisor. All rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of the Company, Advisor, each Indemnified Party and their respective successors and permitted assigns. The provisions relating to the payment of compensation, Engagement Fees, Fees, reimbursement of expenses, limitation of liability, indemnification and contribution and confidentiality will survive the expiration or any termination of this Agreement. Every provision of this teller agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this letter agreement.

Please confirm our mutual understanding of this engagement by signing and returning to us the copy of this letter agreement.

          Very truly yours,

/s/ Gianpiero Balestrieri

Gianpiero (JP) Balestrieri

Agreed to and accepted as of the above date hereof:
/s/ Jonathan Woods

By: Jonathan Woods, CFO